Exhibit 21
                       SUBSIDIARIES OF RECOTON CORPORATION

COMPANY                                      JURISDICTION

Recoton Canada Ltd.                          Ontario, Canada
Recoton (Far East) Limited                   Hong Kong
STD Holding Limited +                        Hong Kong
STD Electronic International Limited ++      Hong Kong
STD Manufacturing Limited ++                 Hong Kong
STD Plastic Industrial Limited ++ #          Hong Kong
STD Trading Limited ++ #                     Hong Kong
Peak Hero Limited ++ #                       Hong Kong
Ever Smart Management Limited ++             Hong Kong
STD Industrial (Shenzhen) Limited ++         P.R. of China
STD (Tianjin) International Trade
   Development Company Limited ++#           P.R of China
Christie Design Corporation                  Delaware
InterAct Accessories, Inc.                   Delaware
AAMP of Florida, Inc., d/b/a AAMP of         Florida
America, Inc.
Recoton Audio Corporation, d/b/a
   Recoton Mobile Electronics                Delaware
ReCone, Inc. +++#                            Delaware
Recoton Home Audio, Inc.  +++                California
Recoton Japan, Inc.  +++                     Illinois
RAC-FSC +++#                                 U.S. Virgin Islands
Recoton International Holdings, Inc.         Delaware
+++
Recoton European Holdings, Inc.  +++         Delaware
Recoton German Holdings GmbH +++             Germany
Mac Audio Electronic GmbH +++                Germany
Magnat Audio-Produkte GmbH +++               Germany
HECO Audio-Produkte GmbH +++                 Germany
Recoton Italia s.r.l.  +++                   Italy
Recoton (UK) Limited, d/b/a Ross
      Consumer Products +++                  United Kingdom
Tambalan Limited +++#                        United Kingdom
Ross Consumer Products (HK) Ltd. +++#        Hong Kong


+      Subsidiary of Recoton (Far East) Limited
++    Subsidiary of STD Holding Limited
+++  Direct or indirect subsidiary of Recoton Audio Corporation
#       Inactive or in dissolution